[LODGIAN LETTERHEAD]

AT LODGIAN, INC.
Robert Cole                             Thomas Eppich
Chief Executive Officer                 Chief Financial Officer
rcole@lodgian.com                       teppich@lodgian.com
(404) 365-3800                          (404) 365-4469



FOR IMMEDIATE RELEASE




                       DELAWARE COURT REJECTS YUNG LAWSUIT;
             LODGIAN COMMENCES MAILING OF DEFINITIVE PROXY MATERIALS

      Atlanta, September 1, 2000 - A Delaware court confirmed today that Lodgian, Inc. (NYSE: LOD) was in full compliance with all applicable law when it scheduled its annual meeting for October 12, 2000. In its decision, the court agreed with Lodgian that William Yung's group had no basis for initiating or pursuing a lawsuit relating to the scheduling of Lodgian's annual meeting. Mr. Yung has made statements in his proxy materials which imply that Lodgian acted improperly and scheduled its annual meeting only as a result of Mr. Yung's lawsuit. The court's decision today makes clear that those statements had no basis.

      "We never believed Mr. Yung had a basis for pursuing this action and today's decision clearly confirms that," said Robert Cole, Lodgian's chief executive officer. "We can only conclude that Mr. Yung filed this lawsuit to advance his own personal agenda."

      Lodgian also announced that it commenced mailing its definitive proxy materials today for its October 12, 2000 annual meeting.

About Lodgian

Lodgian, Inc. owns or manages a porfolio of 128 hotels with approximately 24,000 rooms in 35 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton and Westin.

Lodgian's common shares are lisetd on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russel 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.